EXHIBIT 10.1
CHEGG, INC.
SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION

Adopted by the Compensation Committee of the Board of Directors on October 17, 2024;
effective on October 17, 2024
1.     Introduction. The purpose of this Chegg, Inc. Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is involuntarily terminated other than for Cause or who resign for Good Reason under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.     Important Terms. To help you understand how the Plan works, it is important to know the following terms:
2.1    “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator or Board has delegated any authority or responsibility pursuant to terms of the Plan, but only to the extent of such delegation.
2.2    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.
2.3     “Board” means the Board of Directors of the Company.
2.4     “Cause” means the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) the Covered Employee’s failure or refusal to comply in any material respect with lawful policies, standards or regulations, including, but not limited to the code of conduct, of the Company within thirty (30) days after written notice to the Covered Employee of such violations and/or failure to comply; (ii) the Covered Employee’s material violation of a federal or state law or regulation applicable to the business of the Company; (iii) the Covered Employee’s conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any State; (iv) the Covered Employee’s fraud or material misappropriation of property belonging to the Company or its affiliates; (v) the Covered Employee’s material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer and failure to correct or cure such material breach within thirty (30) days after written notice to the Covered Employee of such breach if such breach is curable; or (vi) the Covered Employee’s material misconduct or gross negligence in connection with the performance of the Covered Employee’s duties and failure to correct or cure such action or conduct within thirty (30) days after written notice to the Covered Employee if such action or conduct is curable. The determination as to the existence of grounds for the Covered Employee’s termination for Cause will be made in good faith by the Company or the Board and will be final and binding on the Covered Employee.
2.5     “Change in Control” means a “Corporate Transaction” as set forth in the Chegg, Inc. 2023 Equity Incentive Plan or any successor thereto.
2.6     “Change in Control Determination Period” shall mean the period beginning three (3) months prior to and ending twelve (12) months following the effective date of a Change in

Control; provided that, if occurring during the three months (3) prior to a Change in Control (the “Three-Month Lookback”), a Covered Employee’s Involuntary Termination must follow the execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control.
2.7     “COBRA Payment Period” means the applicable period of time during which the Company will pay a Covered Employee’s COBRA premiums on behalf of the Covered Employee, as set forth in the applicable subsection of Section 4 of this Plan.
2.8     “Company” means Chegg, Inc., a Delaware corporation.
2.9     “Covered Employee” means the CEO, Tier 1 Covered Employee, or Tier 2 Covered Employee.
2.10     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
2.11     “Effective Date” means the date this Plan has been adopted by the Board or the Compensation Committee of the Board, as applicable, October 17, 2024.

2.12     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.13     “CEO” refers to the Chief Executive Officer of the Company.
2.14    “Good Reason” means the occurrence of any of the following events or conditions, without the Covered Employee’s express written consent: (i) a material reduction in the Covered Employee’s annual base salary, other than a reduction of no more than 10% of the Covered Employee’s annual base salary that is generally applicable to executive officers of the Company and in generally the same proportion as affects the Covered Employee; (ii) a material diminution in the Covered Employee’s authority, duties or responsibilities; (iii) a change in the geographic location at which the Covered Employee must perform services, resulting in an increase in the one-way commute by the Covered Employee of more than 50 miles; or (iv) the Company’s material breach of this Plan or the Covered Employee’s Participation Agreement, including, but not limited to, the Company’s failure to ensure this Plan’s assumption by the Company’s successor in interest, as further described in Section 18 below. A termination of employment for Good Reason will be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), setting forth in reasonable detail, the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this definition on which the Covered Employee is relying. Notice of Termination for Good Reason must be provided within ninety (90) days of the condition first arising. The Company will have an opportunity to cure such conduct constituting Good Reason within thirty (30) days of receiving such Notice of Termination for Good Reason. If the Company does not cure such conduct within such thirty (30) day period, a termination of employment for Good Reason will be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is received by the Company.
2.15    “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1, 4.2, 4.3 or 4.4.
2.16    “Participation Agreement” means an agreement entered into between the Covered Employee and the Company, as set forth in Section 5.1.
2.17    “Performance Satisfied Awards” means Company equity awards granted subject to performance-based vesting for which the applicable performance measurement period(s) thereunder have been completed, and performance has been measured and certified.

2.18    “Performance Subject Awards” means Company equity awards then-subject to on-going performance-based metrics and achievement.
2.19     “Severance Benefits” means the compensation and other benefits the Covered Employee is eligible to receive pursuant to Section 4, subject to the terms and conditions of the Plan.
2.20     “Tier 1 Covered Employee” means an employee of the Company who is designated as a “Tier 1 Covered Employee” by the Board. Such designation may be by name or corporate level.
2.21     “Tier 2 Covered Employee” means an employee of the Company who is designated as a “Tier 2 Covered Employee” by the Board. Such designation may be by name or corporate level.
2.22    “Time-Vesting Awards” means Company equity awards granted subject solely to time-based vesting.

3.     Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, in the amount set forth in Section 4, only if they are a Covered Employee on the date they experience an Involuntary Termination.
4.     Severance Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid base salary, and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.
4.1     Involuntary Termination in Connection with a Change in Control on or before the Second Anniversary of the Effective Date. If, at any time on or before the second anniversary of the Effective Date and within the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.1.1     Cash Severance Benefits.
(a)    The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:
CEO: 1.5x
Tier 1: 1.25x
Tier 2: 0.75x
(b)     If the Company adopts an annual bonus plan applicable to the Covered Employee pursuant to which such Covered Employee is eligible for a target annual bonus during such Covered Employee’s employment termination year, then the Covered Employee shall receive an additional cash lump sum payment equal to: (i) the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365; plus (ii) such Covered Employee’s target annual bonus for the year of termination multiplied by the relevant factor below:
CEO: 1.5x
Tier 1: 1.25x
Tier 2: 0.75x
            4.1.2     Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of the CEO, eighteen (18) months; (b) in the case of a Tier 1 Covered Employee, fifteen (15) months; and (c) in the case of a Tier 2 Covered Employee, nine (9) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.
4.1.3     Equity Vesting. Each of the Covered Employee’s then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall accelerate and become vested and exercisable or settled (if at all) as set forth in the terms of the applicable award agreement; provided, however, that if any Performance Subject Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of achieved Performance Subject Awards will accelerate and become vested in full. To permit the foregoing acceleration in the event an Involuntary Termination occurs within the Three-Month Lookback prior to a Change in Control, any then-unvested Company equity awards held by the Covered Employee will not terminate and will remain outstanding (provided that in no event will any Company equity award remain outstanding beyond the expiration of its maximum term) and eligible for acceleration and settlement, as applicable, with respect to the proposed Change in Control. In the event that the proposed Change in Control is not completed during the Three-Month Lookback, any unvested Company equity awards held by the Covered Employee (after giving effect to any other applicable accelerated vesting) shall automatically be forfeited effective three (3) months following the Involuntary Termination.
4.2     Involuntary Termination in Connection with a Change in Control after the Second Anniversary of the Effective Date. If, at any time after the second anniversary of the Effective

Date and within the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.2.1     Cash Severance Benefits.
(a)    The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:
CEO: 1.5x
Tier 1: 1x
Tier 2: 0.75x
(b)     If the Company adopts an annual bonus plan applicable to the Covered Employee pursuant to which such Covered Employee is eligible for a target annual bonus during such Covered Employee’s employment termination year, then the Covered Employee shall receive an additional cash lump sum payment equal to: (i) the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365; plus (ii) such Covered Employee’s target annual bonus for the year of termination multiplied by the relevant factor below:
CEO: 1.5x
Tier 1: 1x
Tier 2: 0.75x
            4.2.2     Payment in Respect of Benefits If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of the CEO, eighteen (18) months; (b) in the case of a Tier 1 Covered Employee, twelve (12) months; and (c) in the case of a Tier 2 Covered Employee, nine (9) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.

4.2.3     Equity Vesting. Each of the Covered Employee’s then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards shall accelerate and become vested and exercisable or settled with respect to one hundred percent (100%) of the unvested shares subject thereto. Performance Subject Awards shall accelerate and become vested and exercisable or settled (if at all) as set forth in the terms of the applicable award agreement; provided, however, that if any Performance Subject Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of achieved Performance Subject Awards will accelerate and become vested in full. To permit the foregoing acceleration in the event an Involuntary Termination occurs within the Three-Month Lookback prior to a Change in Control, any then-unvested Company equity awards held by the Covered Employee will not terminate and will remain outstanding (provided that in no event will any Company equity award remain outstanding beyond the expiration of its maximum term) and eligible for acceleration and settlement, as applicable, with respect to the proposed Change in Control. In the event that the proposed Change in Control is not completed during the Three-Month Lookback, any unvested Company equity awards held by the Covered Employee (after giving effect to any other applicable accelerated vesting) shall automatically be forfeited effective three (3) months following the Involuntary Termination.
4.3     Involuntary Termination Not in Connection with a Change in Control on or before the Second Anniversary of the Effective Date. If, at any time on or before the second anniversary of the Effective Date and other than during the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.3.1     Cash Severance Benefits.
(a)    The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:
CEO: 1.25x
Tier 1: 1.25x
Tier 2: 0.75x
(b)    If the Company adopts an annual bonus plan applicable to the Covered Employee pursuant to which such Covered Employee is eligible for a target annual bonus during such Covered Employee’s employment termination year, then the CEO and Tier 1 Covered Employees shall receive an additional cash lump sum equal to: (i) the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365; plus (ii) such Covered Employee’s target annual bonus for the year of termination multiplied by the relevant factor below:
CEO: 1.25x
Tier 1: 1.25x

If the Company adopts an annual bonus plan applicable to the Covered Employee pursuant to which such Covered Employee is eligible for a target annual bonus during such Covered Employee’s employment termination year, then the Tier 2 Covered Employee shall receive an additional cash lump sum payment equal to the Tier 2 Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365.
4.3.2    Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of the CEO, fifteen (15) months; (b) in the case of a Tier 1 Covered Employee, fifteen (15) months; and (c) in the case of a Tier 2 Covered Employee, nine (9) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.
4.3.3     Equity Vesting. Each of the then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards held by the Covered Employee shall accelerate and become vested and exercisable or settled with respect to the number of unvested shares subject thereto that would have vested had the Covered Employee continued in employment with the Company following the Covered Employee’s Involuntary Termination for (a) in the case of the CEO, twelve (12) months; (b) in the case of a Tier 1 Covered Employee, twelve (12) months; and (c) in the case of a Tier 2 Covered Employee, six (6) months.
4.4    Involuntary Termination Not in Connection with a Change in Control after the Second Anniversary of the Effective Date. If, at any time after the second anniversary of the Effective Date and other than during the Change in Control Determination Period, the Company or any Affiliate terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:
4.4.1     Cash Severance Benefits.
(a)    The Covered Employee shall receive a cash lump sum payment equal to the product of (i) such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) and (ii) the relevant factor below:
CEO: 1x

Tier 1: 1x
Tier 2: 0.75x
(b)     If the Company adopts an annual bonus plan applicable to the Covered Employee pursuant to which such Covered Employee is eligible for a target annual bonus during such Covered Employee’s employment termination year, then the Covered Employee shall receive an additional cash lump sum payment equal to the Covered Employee’s pro rata target annual bonus for the year of termination, calculated by multiplying the Covered Employee’s target annual bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365.
4.4.2    Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay the Covered Employee’s premiums on behalf of the Covered Employee for the Covered Employee’s continued coverage under the Company’s group health plans, including coverage for the Covered Employee’s eligible dependents, for (a) in the case of the CEO, twelve (12) months; (b) in the case of a Tier 1 Covered Employee, twelve (12) months; and (c) in the case of a Tier 2 Covered Employee, nine (9) months or, in any such case, until such earlier date on which the Covered Employee becomes eligible for health coverage from another employer or ceases to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, the Covered Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Covered Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Covered Employee’s behalf, the Company will instead pay the Covered Employee on the last day of each remaining month of the applicable COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, which such payments shall end upon expiration of the applicable COBRA Payment Period.
4.4.3     Equity Vesting. Each of the then-outstanding, unvested Time-Vesting Awards and Performance Satisfied Awards held by the Covered Employee shall accelerate and become vested and exercisable or settled with respect to the number of unvested shares subject thereto that would have vested had the Covered Employee continued in employment with the Company following the Covered Employee’s Involuntary Termination for (a) in the case of the CEO, twelve (12) months; (b) in the case of a Tier 1 Covered Employee, twelve (12) months; and (c) in the case of a Tier 2 Covered Employee, six (6) months.
5.     Conditions to Receipt of Severance.
5.1     Release Agreement and Participation Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee will be required to sign a Participation Agreement and to sign (and allow to become effective, as applicable) a customary and standard waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its Affiliates (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company, which period of time, in all cases, will comply with the requirements of the jurisdiction in which such Covered Employee resides. In no event will the period to return the Release be longer than 55 days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).
5.2    Plan Benefits Supersede Prior Benefits. For each Covered Employee, this Plan shall supersede any other change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to a Covered Employee and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and a Covered Employee, including but not limited to any individual equity award vesting acceleration benefit letter agreement between the Company and such Covered Employee. Notwithstanding the foregoing, the Covered Employee’s outstanding equity awards covering Company common stock shall remain subject to the terms of the applicable equity plan under which such awards were granted that may apply upon a Change in Control and/or termination of such employee’s service, and no provision of this Plan shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.
5.3     Certain Reductions. The Administrator will reduce a Covered Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee by the Company (or any successor thereto) that are due in connection with the Covered Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws (collectively, the “WARN Act”), (b) a written employment, severance or equity award agreement with the Company, (c) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, and (d) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination.
5.4     Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Sections 4.1, 4.2, 4.3 or 4.4 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement, any covenants agreement, any other similar agreement to the foregoing and such other appropriate agreement between the Covered Employee and the Company. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, materially breaches any such agreement or the provisions of this Section 5.
5.5    Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Affiliates or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Affiliate or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.5.
6.     Timing of Benefits. Subject to any delay required by Section 7 below, cash Severance Benefits will be paid within thirty (30) days of the Release becoming effective and irrevocable; provided, however, that if the Release revocation period crosses two (2) calendar years, the Severance Benefits will be paid in the second of the two (2) years if necessary to avoid taxation under Section 409A (as defined in Section 7).
7.    Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) if such payments or benefits would constitute deferred compensation for purposes of Section 409A (“Deferred Compensation Severance Benefits”). Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six-month period following his or her separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six-month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to be exempt from (or if not exempt from, to comply with) the requirements of Section 409A, so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
8.     Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.
9.     Administration. The Plan will be administered and interpreted by the Administrator (in their, his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (a) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious, or (b) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.
10.     Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 9, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
11.     Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, once the Change in Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.
12.     Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (a) the date the claimant learned the amount of their Severance Benefits under the Plan, or (b) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Chief Legal Officer or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Chief Legal Officer or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Legal Officer.
13.     Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within sixty (60) days after it receives a review request. If special circumstances require an extension of time (up to sixty (60) days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s Chief Legal Officer, except in the case of an appeal filed by or on behalf of the Company’s Chief Legal Officer, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.
14.    Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate, unless any new evidence has since been uncovered following completion of the claims procedures described in Sections 12 and 13. In addition, any such judicial proceeding must be filed within one (1) year after the claimant’s receipt of notification that his or her appeal was denied.
15.    Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
16.     Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
17.     No Enlargement of Employment Rights. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
18.     Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
19.     Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of Delaware, and construed accordingly, without giving effect to principles of conflicts of laws.

20.     Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
21.     Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
22.     Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

23.    Additional Information.

Plan Name:	Chegg, Inc. Severance Plan
Plan Sponsor:	Chegg, Inc. 3990 Freedom Circle Santa Clara, California 95054
(408) 855-5700

Identification Numbers:	EIN: 20-3237489
PLAN NUMBER: ___
Plan Year:	Company’s Fiscal Year ending December 31
Plan Administrator:	Chegg, Inc.
3990 Freedom Circle Santa Clara, California 95054 (408) 855-5700
Agent for Service of
Legal Process:	Chegg, Inc. Chief Legal Officer 3990 Freedom Circle Santa Clara, California 95054 (408) 855-5700
Service of process may also be made upon the Administrator.
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by the Employer.
24.     Statement of Covered Employee ERISA Rights.
    As a Covered Employee under the Plan, you have certain rights and protections under ERISA:
    (a)     You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s People Operation Policy folder on Microsoft Teams.
    (b)     You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator at no charge.
    In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 13 and Section 14 above.)
    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
    If you have any questions regarding the Plan, please contact the Administrator or the Company’s Chief Legal Officer. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.